               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


                        ________________


                            FORM 8-K


                         CURRENT REPORT


                 Pursuant to Section 13 or 15(d)
             of the Securities Exchange Act of 1934





Date of Report (Date of earliest event reported) October 31, 2000


              DEAN WITTER REALTY YIELD PLUS, L.P.
     (Exact name of registrant as specified in its charter)


          Delaware                0-18148           13-3426531
(State or other jurisdiction    (Commission   (I.R.S. Employer
    of incorporation)          File Number)   Identification No.)


  Two World Trade Center, New York, New York             10048
   (Address of principal executive offices)            (Zip Code)


Registrant's telephone number, including area code(212) 392-2974


  (Former name or former address, if changed since last report)

Item 5.   Other Events

Pursuant to a Purchase and Sale Agreement dated as of October 4, 2000, the Partnership has entered into an agreement with an unaffiliated third party to sell the Deptford Crossing shopping center for $13.5 million. Consummation of the sale is subject to customary closing costs and conditions, including final due diligence by the buyer.

If the sale is consummated in accordance with the agreement and without modification of the sale price, the Partnership would expect to distribute $1.65 per investment Unit, consisting of net sale proceeds of approximately $1.37 per Unit and cash reserves of $0.28 per Unit.

The sale of the shopping center, the last of the Partnership's property interests, will cause the dissolution of the
Partnership; however, the Partnership will not wind up its operation until the Partnership's outstanding litigation with respect to the 401 East Ontario Street property (sold in 1998) is resolved. The timing of such resolution is uncertain.

                           SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            DEAN WITTER REALTY YIELD PLUS, L.P.

                         By:    Dean Witter Realty Yield Plus,
     Inc.
                            Managing General Partner




Date:                    October 31, 2000    By:  /s/ Raymond E.
Koch
                            Raymond E. Koch
                            Principal Financial and Accounting
                            Officer